FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
Jessica Batt 703.251.8634
Date: November 21, 2022		IR@maximus.com

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2022
Establishes Guidance for Fiscal Year 2023
(Tysons, Va. - November 21, 2022) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months and year ended September 30, 2022.
Highlights for fiscal year 2022 include:
•Revenue increased 8.9% to $4.63 billion, compared to $4.25 billion for the prior year. A combination of organic and acquired growth more than offset the $800 million decline in COVID-19 response work.
•Diluted earnings per share were $3.29, and adjusted diluted earnings per share were $4.37. Results for the three months ended September 30, 2022, included combined benefits of $0.33 earnings per share from several contractual and legal items and a one-time gain on sale.
•Record signed contracts awards of $10.5 billion, which includes awarded Centers for Medicare & Medicaid Services contract for Contact Center Operations valued at $6.6 billion.
•A quarterly cash dividend of $0.28 per share payable on November 30, 2022, to shareholders of record on November 15, 2022.
"Our fiscal year 2022 results provide us confidence that the foundation we laid for the core business is yielding the desired outcome. There were record signed contract awards and the backlog of business is at an all-time high," said Bruce Caswell, President and Chief Executive Officer. "Expansion of core work and new business wins that take full advantage of our capabilities more than replaced the anticipated decline in short-term work."
Consolidated Fiscal Year 2022 Results
Revenue for fiscal year 2022 increased 8.9% to $4.63 billion, compared to $4.25 billion for the prior year. Organic growth from new or expanded programs and full-period contributions of the U.S. Federal Services acquisitions drove the $377 million revenue increase, which was net of $800 million less short-term COVID-19 response work. Adjusting for COVID-19 response work, normalized organic growth was approximately 18% over the prior year and driven by contributions from all three segments.
For fiscal year 2022, the operating margin was 7.0% and the adjusted margin operating margin was 9.0%. This compares to margins of 9.6% and 10.6%, respectively, for the prior year. Diluted earnings per share were $3.29 and adjusted diluted earnings per share were $4.37. This compares to $4.67 and $5.19, respectively, for the prior-year period.
Results for the three months ended September 30, 2022, included combined benefits of $28 million, or $0.33 earnings per share, from several contractual and legal items worth $17 million, or $0.20 earnings per share, resolved in the quarter and a one-time gain on the sale of the company's former headquarters worth $11.0 million, or $0.13 diluted earnings per share.
The Outside the U.S. Segment realized a loss in fiscal year 2022 primarily due to the unfortunate rebid outcome in Australia, which included severance costs and the write-down on a percentage of completion project disclosed in the third quarter.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal year 2022 increased 19.4% to $2.26 billion, compared to $1.89 billion reported for the prior year. The acquisitions of Attain Federal, Veterans Evaluation Services (VES), and Aidvantage had full-period contributions. Organic growth stemming from new work wins and expansion on recompete wins helped offset the decline in the COVID-19 response work. Adjusting for COVID-19 response work, normalized organic growth in the segment was approximately 4.8% over the prior year.

The segment operating margin for fiscal year 2022 was 10.4% as compared to 10.0% reported for the prior year. Approximately one-third of the contractual and legal items benefited segment results for the three months ended September 30, 2022.
U.S. Services Segment
U.S. Services Segment revenue for fiscal year 2022 decreased by 3.3% to $1.61 billion, compared to $1.66 billion reported in the prior year. The expected decline in COVID-19 response work was tempered by growth from previously disclosed new contract wins in the segment. Adjusting for COVID-19 response work, normalized organic growth in the segment was more than 30% over the prior year.
The segment operating margin for fiscal year 2022 was 11.3% compared to 15.3% reported for the prior-year period. Approximately one-third of the contractual and legal items benefited segment results for the three months ended September 30, 2022. Margins were comparatively lower over the prior year, particularly in the second half of fiscal year 2022, as the highly-profitable short-term COVID-19 response work concluded. Meanwhile, redetermination activities remained paused as a result of the PHE, acting as a headwind to the earnings potential of the segment.
Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal year 2022 increased 9.2% to $763.7 million as compared to $699.1 million reported for the prior year, which was net of a 6% currency headwind. Organic growth in the segment was approximately 11% with U.K. Restart Programme being the largest contributor as caseload ramped across fiscal year 2022.
The segment realized an operating loss of $15.2 million for fiscal year 2022, compared to an operating profit of $20.1 million in the prior year. The fiscal 2022 loss was primarily due to an unfortunate rebid outcome in Australia and a write-down on a percentage of completion project disclosed in the prior quarter.
Sales and Pipeline
Year-to-date signed contract awards at September 30, 2022, totaled $10.5 billion and contracts pending (awarded but unsigned) totaled $800.1 million. These awards include the previously announced Centers for Medicare & Medicaid Services Contract for contact Center Operations valued at $6.6 billion, which contributed to the higher 2.3x book-to-bill ratio at September 30, 2022.
The sales pipeline at September 30, 2022, was $30.7 billion (comprised of approximately $3.4 billion in proposals pending, $3.10 billion in proposals in preparation, and $24.2 billion in opportunities tracking). New work opportunities represent 73.5% of the total sales pipeline.
Balance Sheet and Cash Flows
At September 30, 2022, cash and cash equivalents totaled $40.7 million and gross debt was $1.37 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the full year ended September 30, 2022, as calculated in accordance with our credit agreement, was 2.6x. This reflects debt pay downs of approximately $128 million in the most recent quarter and compares to 2.9x at June 30, 2022. In the near term, the company plans to continue prioritizing debt pay downs using its free cash flow.
For fiscal year 2022, cash flows from operating activities totaled $289.8 million and free cash flow was $233.7 million. This compares to $517.3 million and $480.8 million, respectively, in the prior year, which benefited from additional short-term COVID-19 response work earnings and working capital benefits totaling more than $100 million.
As of September 30, 2022, DSO were 62 days. The company is updating its target range to 60 to 70 days.
On October 7, 2022, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on November 30, 2022, to shareholders of record on November 15, 2022.

FY23 Outlook
Maximus is establishing fiscal year 2023 guidance. The company expects revenue to range between $4.75 billion and $4.90 billion. Adjusted operating income is expected to range between $390 million and $415 million which excludes an estimated $94 million of expense for amortization of intangible assets. Adjusted diluted earnings per share is expected to range between $3.70 and $4.00 per share.
Guidance assumes that redetermination activities in the U.S. Services segment continue to be paused across fiscal year 2023 as there is currently no projected end date to the PHE. In addition, the short-term COVID response work has concluded and does not contribute to the company's forecast for fiscal year 2023.
Free cash flow is expected to range between $225 million and $275 million for fiscal year 2023. The company forecasts interest expense between $85 million and $95 million, an effective income tax rate between 24.5% and 25.5%, and weighted average shares outstanding between 61.2 million and 61.3 million shares for fiscal year 2023.
"As we enter fiscal year 2023, we conclude a formative but somewhat volatile period for the business, and now have the opportunity to capitalize on the organic growth we are seeing in the core business, and execution of our recently refreshed strategy," Caswell continued. "Our expectations for the upcoming year illustrate while there remain elements in our environment influenced by federal policy decisions, they represent upside opportunity for the business on top of a base that is supported by a stable business model with long-term contracts that provide essential and in-demand government services."
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, November 22, 2022, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth normalized for the effects of COVID-19 response work, free cash flow, operating income and EPS adjusted for amortization of intangible assets, pro-forma EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-K.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2022, which will be filed with the Securities and Exchange Commission (SEC) on November 22, 2022. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenue	$1,177,031	$1,106,131	$4,631,018	$4,254,485
Cost of revenue	904,048	887,725	3,691,208	3,307,510
Gross profit	272,983	218,406	939,810	946,975
Selling, general, and administrative expenses	146,991	129,590	534,493	494,088
Amortization of intangible assets	22,514	20,639	90,465	44,357
Gain on sale of land and building	11,046	—	11,046	—
Operating income	114,524	68,177	325,898	408,530
Interest expense	16,098	10,695	45,965	14,744
Other expense, net	742	521	2,835	10,105
Income before income taxes	97,684	56,961	277,098	383,681
Provision for income taxes	28,617	4,947	73,270	92,481
Net income	$69,067	$52,014	$203,828	$291,200

Earnings per share:
Basic	$1.13	$0.84	$3.30	$4.69
Diluted	$1.13	$0.83	$3.29	$4.67
Weighted average shares outstanding:
Basic	61,010	62,082	61,774	62,072
Diluted	61,292	62,506	61,969	62,365

Dividends declared per share	$0.28	$0.28	$1.12	$1.12

Maximus, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of September 30,
	2022	2021
	(in thousands)
Assets:
Cash and cash equivalents	$40,658	$135,061
Accounts receivable, net	807,110	834,819
Income taxes receivable	2,158	5,413
Prepaid expenses and other current assets	182,387	104,201
Total current assets	1,032,313	1,079,494
Property and equipment, net	52,258	62,627
Capitalized software, net	58,740	42,868
Operating lease right-of-use assets	132,885	179,349
Goodwill	1,779,415	1,774,406
Intangible assets, net	804,904	879,168
Deferred contract costs, net	47,732	36,486
Deferred compensation plan assets	37,050	46,738
Deferred income taxes	4,970	990
Other assets	42,447	16,839
Total assets	$3,992,714	$4,118,965
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$264,553	$305,565
Accrued compensation and benefits	178,199	186,809
Deferred revenue, current portion	87,146	98,588
Income taxes payable	718	6,782
Long-term debt, current portion	63,458	80,555
Operating lease liabilities, current portion	63,999	76,077
Other current liabilities	116,374	35,057
Total current liabilities	774,447	789,433
Deferred revenue, non-current portion	21,414	35,932
Deferred income taxes	206,099	194,638
Long-term debt, non-current portion	1,292,483	1,429,137
Deferred compensation plan liabilities, non-current portion	40,210	47,405
Operating lease liabilities, non-current portion	86,175	121,771
Other liabilities	22,515	20,320
Total liabilities	2,443,343	2,638,636
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,774 and 61,954 shares issued and outstanding as of September 30, 2022 and 2021, respectively (shares in thousands)	557,978	532,411
Accumulated other comprehensive loss	(33,961)	(39,908)
Retained earnings	1,025,354	987,826
Total shareholders' equity	1,549,371	1,480,329
Total liabilities and shareholders' equity	$3,992,714	$4,118,965

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Cash flows from operating activities:
Net income	$69,067	$52,014	$203,828	$291,200
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	12,455	12,697	42,330	46,361
Amortization of intangible assets	22,514	20,639	90,465	44,357
Amortization of debt issuance costs and debt discount	1,066	865	3,012	865
Costs related to debt financing	—	—	—	8,509
Gain on sale of land and building	(11,046)	—	(11,046)	—
Deferred income taxes	17,383	(10,209)	10,204	(6,577)
Stock compensation expense	8,396	7,731	30,476	28,554
Change in assets and liabilities, net of effects of business combinations:
Accounts receivable	54,129	292,882	14,132	38,578
Prepaid expenses and other current assets	(16,199)	(24,268)	(6,745)	(16,726)
Deferred contract costs	(4,354)	347	(12,056)	(15,426)
Accounts payable and accrued liabilities	9,855	(89,969)	(32,722)	26,904
Accrued compensation and benefits	(10,558)	(16,275)	3,288	18,112
Deferred revenue	(19,684)	30,028	(19,342)	53,652
Income taxes	(688)	(17,898)	(13,510)	(2,733)
Operating lease right-of-use assets and liabilities	218	4,237	(1,112)	5,314
Other assets and liabilities	(12,491)	7,842	(11,363)	(3,622)
Net cash provided by operating activities	120,063	270,663	289,839	517,322
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(20,209)	(4,432)	(56,145)	(36,565)
Acquisitions of businesses, net of cash acquired	(151)	(19,442)	(14,295)	(1,798,915)
Proceeds from the sale of land and building	14,431	—	16,431	—
Net cash used in investing activities	(5,929)	(23,874)	(54,009)	(1,835,480)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(16,954)	(17,213)	(68,716)	(68,838)
Purchases of Maximus common stock	(22,255)	—	(96,119)	(3,363)
Tax withholding related to RSU vesting	—	—	(9,673)	(9,818)
Payments for contingent consideration	(1,369)	—	(1,369)	—
Payments for debt financing costs	—	(454)	—	(23,213)
Proceeds from borrowings	200,000	33,129	615,000	2,318,129
Principal payments for debt	(327,685)	(216,603)	(770,658)	(824,483)
Other	83,264	42	83,264	(2,721)
Net cash (used in)/provided by financing activities	(84,999)	(201,099)	(248,271)	1,385,693
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,965)	(2,356)	(7,334)	474
Net change in cash, cash equivalents, and restricted cash	26,170	43,334	(19,775)	68,009
Cash, cash equivalents and restricted cash, beginning of period	110,625	113,236	156,570	88,561
Cash, cash equivalents and restricted cash, end of period	$136,795	$156,570	$136,795	$156,570

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended September 30,				For the Year Ended September 30,
	2022		2021		2022		2021
	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$579,066		$540,302		$2,259,744		$1,893,284
U.S. Services	423,798		392,623		1,607,612		1,662,110
Outside the U.S.	174,167		173,206		763,662		699,091
Revenue	$1,177,031		$1,106,131		$4,631,018		$4,254,485
Gross profit:
U.S. Federal Services	$153,508	26.5%	$120,146	22.2%	$519,440	23.0%	$432,551	22.8%
U.S. Services	94,199	22.2%	84,794	21.6%	343,004	21.3%	408,050	24.6%
Outside the U.S.	25,276	14.5%	13,466	7.8%	77,366	10.1%	106,374	15.2%
Gross profit	$272,983	23.2%	$218,406	19.7%	$939,810	20.3%	$946,975	22.3%
Selling, general, and administrative expenses:
U.S. Federal Services	$81,169	14.0%	$70,608	13.1%	$284,509	12.6%	$243,485	12.9%
U.S. Services	45,176	10.7%	36,954	9.4%	160,902	10.0%	153,609	9.2%
Outside the U.S.	24,084	13.8%	21,230	12.3%	92,536	12.1%	86,248	12.3%
Other (4)	(3,438)	NM	798	NM	(3,454)	NM	10,746	NM
Selling, general, and administrative expenses	$146,991	12.5%	$129,590	11.7%	$534,493	11.5%	$494,088	11.6%
Operating income:
U.S. Federal Services	$72,339	12.5%	$49,538	9.2%	$234,931	10.4%	$189,066	10.0%
U.S. Services	49,023	11.6%	47,840	12.2%	182,102	11.3%	254,441	15.3%
Outside the U.S.	1,192	0.7%	(7,764)	(4.5)%	(15,170)	(2.0)%	20,126	2.9%
Amortization of intangible assets	(22,514)	NM	(20,639)	NM	(90,465)	NM	(44,357)	NM
Gain on sale of land and building (3)	11,046	NM	—	NM	11,046	NM	—	NM
Other (4)	3,438	NM	(798)	NM	3,454	NM	(10,746)	NM
Operating income	$114,524	9.7%	$68,177	6.2%	$325,898	7.0%	$408,530	9.6%

(1)Expenses that are not specifically included in the segments are included in other categories, including amortization of intangible assets and the direct costs of acquisitions. These costs are excluded from measuring each segment's operating performance.
(2)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(3)During fiscal year 2022, we sold the land and building which held our corporate headquarters, resulting in a gain on sale of $11.0 million.
(4)Other expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net cash provided by operating activities	120,063	$270,663	289,839	517,322
Purchases of property and equipment and capitalized software	(20,209)	(4,432)	(56,145)	(36,565)
Free cash flow	$99,854	$266,231	$233,694	$480,757

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2022	2021	2022	2021
	(dollars in thousands, except per share data)
Operating income	$114,524	$68,177	$325,898	$408,530
Add back: Amortization of intangible assets	22,514	20,639	90,465	44,357
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$137,038	$88,816	$416,363	$452,887
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	11.6%	8.0%	9.0%	10.6%

Net income	$69,067	$52,014	$203,828	$291,200
Add back: Amortization of intangible assets, net of tax	16,622	15,388	66,786	32,752
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$85,689	$67,402	$270,614	$323,952

Diluted earnings per share	$1.12	$0.83	$3.29	$4.67
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.25	1.08	0.52
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$1.40	$1.08	$4.37	$5.19